EXHIBIT 10.1

Wells Fargo Bank, N.A.
London Branch
One Plantation Place
30 Fenchurch Street
London EC3M 3BD
United Kingdom
Tel: +44 (0)20 7149 8100
Fax: +44 (0)20 7149 7220

STERLING REVOLVING CREDIT FACILITY
(secured by the US Guarantee and the English Guarantee)
available by way of cash advances only

The Directors
Centaur Services Ltd
Centaur House
Torbay Road
Castle Cary
Somerset
BA7 7EU

Date:             5 November 2010

Dear Sirs,

We are pleased to advise you that Wells Fargo Bank, National Association, London Branch (the "Bank") (which expression shall include its successors, transferees and assigns) is agreeable to making available to Centaur Services Limited, a company incorporated in England and Wales under registered number 00787385 (the "Borrower") and whose registered office is at Centaur House, Torbay Road, Castle Cary, Somerset BA7 7EU a revolving credit facility in a principal amount of up to £12,500,000 by way of short term cash advances on the following terms and subject to the following conditions:

1.	DEFINITIONS

1.1	In this Agreement:

"Advance" means the principal amount of each advance made or to be made to the Borrower under the Revolving Credit Facility;

"Agreement" means the agreement resulting from the Borrower countersigning this letter;

“Associate Bank” means any bank or corporation which is wholly owned by the ultimate holding corporation of the Bank;

"Bank Basis" means a calculation made on the basis of the actual number of days elapsed or, as the case may be, to elapse and a 365 day year;

"Borrowed Money" means Indebtedness incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture, bill of exchange, commercial paper or similar instrument (including share capital carrying a right to a preferential dividend or redeemable at the option of shareholders or the issuer thereof at any time), (iii) acceptance or documentary credit facilities, (iv) rental payments under leases and hire-purchase agreements (excluding any amounts applicable to finance charges) (in all cases whether in respect of land, buildings, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset the subject thereof, (v) interest rate swaps, currency swaps, financial options, futures contracts or other similar instruments, (vi) guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts, (vii) obligations under conditional or instalment sale agreements or any other obligation to pay the deferred purchase or construction price of assets or services, except trade accounts arising in the normal course of day-to-day trading, (viii) guarantees or other assurances against financial loss in respect of Indebtedness of any person falling within any of (i) to (vii) above and (ix) all other Indebtedness under any arrangement entered into primarily as a method of raising finance (and not in the normal course of, and as part of, day-to-day trading) and which is not referred to in the foregoing paragraphs of this definition;

"Business Day" means a day (other than a Saturday or a Sunday) on which dealings are carried on in the London Interbank Sterling market and on which commercial banks are open for business in London for transactions of the type contemplated by this Agreement;

“Current Account Mandate” means the Bank’s form of Mandate in connection with the opening of current account(s) at the Bank, together with the Bank’s form of Certified Resolutions;

“Current Account Terms and Conditions” means the Bank’s terms and conditions governing current accounts at the Bank, as the same may be amended or modified from time to time;

 “Disruption Event” means either or both of

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Revolving Credit Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, the Bank or the Borrower; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of the Bank or the Borrower preventing it:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with the other in accordance with the terms of the Finance Documents;

and which (in either such case) is not caused by, and is beyond the control of, the Bank or (as the case may be) the Borrower;
(i)

"English Guarantor" means Labpak.

"English Guarantee" means the document referred to in paragraph (b) of the definition of "Guarantees".

“Environment” means living organisms including the ecological systems of which they form part and all or any of the following media:  the air (including, without limitation, the air within buildings and the air within other natural or man-made structures, whether above or below ground), water (including, without limitation, ground and surface water) and land (including, without limitation surface and sub-surface soil and land under water);

“Environmental Claim” has the meaning given to that term in Clause 10.1 (i);

"Environmental Law" means any law or regulation which relates to:

(a)	harm to or the protection of human health or the health of animals or plants; or

(b)	the conditions of the workplace; or

(c)	the pollution or protection of the Environment; or

(d)	any emission or substance capable of causing harm to any living organism or the Environment;

"Environmental Permits" means any permit,  authorisation, consent resolution, licence, exemption, filing, notarisation, registration or other approval and the filing of any notification, report or assessment  required under any Environmental Law for the operation of the business of the Borrower;

"Event of Default" means any one of the events specified in Clause 12 or any event which with the passing of time or the giving of notice or the making of any determination, formation of any opinion or fulfilment of any other condition would constitute such an event;

"Final Repayment Date" means as that term is defined in the definition of "Repayment Date";

"Finance Documents" means this Agreement, the Guarantees, any certificates or notices given pursuant to this Agreement and any other document designated as such by the Bank;

“Financial Covenant Schedule” means the Schedule A setting forth the financial covenants with which Borrower must comply under this Agreement;

"Guarantees" means:

(a)the guarantee in form and substance satisfactory to the Bank dated on or about the date hereof and made by the US Guarantor (as guarantor) in favour of the Bank; and

(b)the guarantee in form and substance satisfactory to the Bank dated on or about the date hereof and made by the English Guarantor in favour of the Bank,

each as security for the Borrower’s obligations to the Bank and shall include any other guarantee or security given to the Bank by any Guarantor as security for the performance of the Borrower’s obligations to the Bank and "Guarantee" means any of them;

"Guarantors" means the US Guarantor and the English Guarantor and "Guarantor" means any of them.

"Indebtedness" includes any obligation whether as principal or as surety for the payment or repayment of money, whether present or future, actual or contingent;

"Interbank Rate" means in relation to any Interest Period or other period the rate (rounded upwards if necessary to 4 decimal places) at which the Bank is offered deposits of Sterling by leading banks in the London Interbank Market at or about 10.00 a.m. (London time) on the first day of such Interest Period or other period for a period equal to such Interest Period or other period and in an amount comparable with the amount to be outstanding during such Interest Period or other period;

"Interest Period" means, in relation to an Advance, the period of such Advance being 30 days, 60 days or 90 days as selected by the Borrower (or such other period as the Bank and the Borrower may agree) and in the absence of such selection 30 days and provided that:

(a)
if any Interest Period relating to any Advance would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period over into another calendar month in which event such Interest Period shall end on the last preceding Business Day;

(b)
any Interest Period which commences on the last day of a calendar month and any Interest Period which commences on a day for which there is no numerically corresponding day in the calendar month which is the relevant number of months after the commencement of such Interest Period shall end on the last Business Day of the calendar month which is the relevant number of months after the commencement of such Interest Period; and

(c)no Interest Period selected or deemed to have been selected by the Borrower shall end after the Final Repayment Date;

"Labpak" means Labpak Limited, a company incorporated in England and Wales (registered number 01264218) whose registered office as at the date of this Agreement is at Torby Road, Castle Cary, Somerset BA7 7EU.

"Mandatory Costs Rate" means in relation to any Interest Period or other period, the cost to the Bank of complying with all reserve, special deposit, capital adequacy, solvency, liquidity ratios, fees or other requirements of or imposed by the Bank of England, the Financial Services Authority, the European Central Bank or any other governmental or regulatory authority for the time being attributable to each Advance or any unpaid sum hereunder (rounded up if necessary to 4 decimal places) as conclusively determined by the Bank;

"Margin" means in relation to an Advance for an Interest Period the percentage per  annum specified in column 2 below set out opposite the Pricing Level in column 1 below  applying on the date the Advance is made:

Column 1 Pricing Level	Column 2 % per annum +
1	1.05%
2	1.45%
3	1.90%

and for this purpose the "Pricing Level" on any day means the Pricing Level 1, 2 or 3 which would apply to the calculation of an Applicable Rate on that day under the US Facility provided that if either:

 (i) any relevant amendment is made to the pricing level in the US Facility; or

(ii) the pricing level ceases to be set in the US Facility,

the Bank and the Borrower shall negotiate in good faith a replacement to reflect the previous determination of the Pricing Level and unless and until the replacement pricing mechanism has been agreed by both parties the then current Pricing Level shall apply.

"Material Adverse Effect” means, in the reasonable opinion of the Bank, a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Borrower or the ability of the Borrower to perform and comply with its obligations under any of the Finance Documents or the validity or enforceability of or rights or remedies of the Bank under any of the Finance Documents;

"Notice of Utilisation" means the notice substantially in the form set out in Schedule B;

"Permitted Encumbrance" means any Security Interest (or in the case of (b) only, any lien):

(a)created or outstanding with the prior written consent of the Bank;

(b)any lien arising by operation of law and in the ordinary course of trading (and not as a result of any default or omission by the Borrower) and securing obligations which are either not more than three months overdue or are being contested in good faith and with respect to which, in either case, adequate reserves are being maintained;

(c)any Security Interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Borrower in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Borrower; and

(d) any Security Interest over goods and products, or over the documents or insurance policies relating to such goods and products, arising in the ordinary course of trading in connection with documentary credit transactions, provided that any such Security Interest secures only so much of the acquisition cost or selling price of such goods and products (and amounts incidental to any such cost or price) which is required to be paid within 180 days after the date upon which the same was first incurred;

“Permitted Leases” means:

(a)the vehicle hire agreement between (1) Trowbridge Vehicle Rentals Ltd and (2) the Borrower (agreement number CEN001) dated 14 April 1997; and

(b)the purchase fixed agreement between (1) Fortis Lease UK Limited and (2) the Borrower dated 25 September 2007 in respect of Project Kurbis warehouse automation.

"Permitted Transactions" means:

(a)any interest rate or other exchange or hedging agreements to which the Bank has given its prior written consent;

(b) any lease arising in the ordinary course of business which requires the Borrower or the English Guarantor to make payments totalling less than £150,000 in aggregate per annum;

(c)any lease arising in the ordinary course of business which requires the Borrower or the English Guarantor to make payments totalling more than £150,000 in aggregate per annum and to which the Bank has given its prior written consent; and

(d)the Permitted Leases.

"Pricing Level" means as that term is defined in the definition of "Margin";

"Repayment Date" means, in relation to an Advance, the last day of the Interest Period relating thereto for which such Advance was made and the "Final Repayment Date" shall mean the date falling 3 years after the date of this Agreement;

"Revolving Credit Facility" means the revolving credit facility of up to £12,500,000            to be made available by the Bank to the Borrower in accordance with the provisions of this Agreement;

"Security Interest" means any mortgage, charge, pledge, lien, encumbrance, conditional sale or other title retention agreement, trust arrangement, preferential right or other agreement or arrangement the economic or commercial effect of which is similar to security or any other security interest whatsoever, howsoever created or arising;

"Structure Note" means as that term is defined in Clause 4.1(i);

"Sterling" or "£" means the lawful currency of the United Kingdom;

"subsidiary" and "subsidiary undertaking" shall have the meanings given to them by Sections 1159 and 1162 (respectively) of the Companies Act 2006 (as amended);

"Service Agent" means as that term is defined in  Clause 23.5.

"Treaty" means the treaty establishing the European Community being the Treaty of Rome of 25th March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on 7th February 1992 and came into force on 1st November 1993), as further amended from time to time; and

"Unutilised Amount" means, at any time, the maximum aggregate amount of the Revolving Credit Facility available under this Agreement (as the same may from time to time be reduced or cancelled in accordance with the provisions hereof) less the aggregate amount of Advances made and not prepaid or repaid at such time.

"USD" means the lawful currency of the United States of America.

"US Facility" means the Credit Agreement dated 13 December 2006 between (1) MWI Veterinary Supply Co. as borrower; (2) MWI Veterinary Supply, Inc. and Memorial Pet Care, Inc. as guarantors, (3) Bank of America, N.A. and Wells Fargo Bank, N.A. as Lenders, and (4) Bank of America, N.A. as Agent and L/C Issuer, as amended by the first amendment to credit agreement dated 8 February 2010 and by the second amendment to credit agreement dated 9 August 2010, as further supplemented, otherwise amended, replaced or novated from time to time.

"US Guarantee" means the document referred to in paragraph (a) of the definition of "Guarantees".

"US Guarantor" means MWI Veterinary Supply Co. incorporated in Idaho, United States of America.

1.2
Headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.  Expressions hereinbefore defined shall have the same meanings herein.  Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa and words denoting persons shall include companies, corporations and partnerships and vice versa.

1.3	Any reference in this Agreement to:

"accounts" are references to the balance sheet and profit and loss account and cash flow statement of the Borrower together with all relevant notes thereto or reports thereon, whether required by law or regulation or otherwise (and, if applicable, both on a consolidated and an unconsolidated basis);

the "assets" of any person shall include the undertaking, property, revenues and assets (present and future) of whatsoever nature of such person;

a "Clause" or a "Schedule" are, unless otherwise provided, references to clauses of and schedules to this Agreement;

"euros" is a reference to the single currency of participating member states;

"fees" shall, subject to any contrary indication, be construed so as to include (where applicable) disbursements and any VAT on such fees and/or disbursements required to be charged;

"generally accepted accounting principles and bases" means in relation to a company the generally accepted accounting principles and bases of the jurisdiction in which such company is incorporated;

"month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that where any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day provided that, if a period starts on the last day of a calendar month or there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to "months" shall be construed accordingly);

"national currency unit" means the unit of currency (other than the euro) of a participating member state;

"participating member states" is a reference to the member states of the European Union which adopt or have adopted a single currency in accordance with the Treaty;

a "person" shall be construed as a reference to any person, firm, company, partnership, corporation or unincorporated body of persons or any State or Government or any agency thereof;

"tax" shall be construed so as to include any present or future tax, levy, impost, duty, fee, deduction or withholding or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying out any of the same) and "taxes" and "taxation" shall be construed accordingly;

an amount denominated in “£” (pounds sterling) shall, where appropriate in Clauses 10, 11 and 12, refer to the equivalent of such amount in any other currency; and

a time of day is a reference to London time.

1.4
Any reference in this Agreement to an agreement or document shall be construed as a reference to that agreement or document as the same may have been, or may from time to time be, varied, amended, supplemented, substituted, novated or assigned.

1.5
References in this Agreement to statutes and/or statutory provisions shall be construed as referring to such statutes or statutory provisions as respectively replaced, amended, extended, consolidated or re-enacted from time to time and shall include any order, regulation, instrument or other subordinate legislation made under the relevant statute or statutory provisions.

1.6	Where there is any conflict between the Current Account Terms and Conditions and the provisions of this Agreement, the terms of this Agreement shall prevail.

1.7
Nothing in this Agreement is intended to confer on any person any right to enforce any provision of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

2.	PURPOSE

The Borrower undertakes to the Bank that each Advance shall be applied solely in and towards its working capital requirements and for general corporate purposes.

3.	AMOUNT

Subject to the terms and conditions of this Agreement, the Bank agrees to make available to the Borrower a revolving credit facility in an aggregate amount at any one time of up to £12,500,000 by way of short term cash advances.

4.	CONDITIONS PRECEDENT

4.1
The rights of the Borrower under this Agreement to utilise the Revolving Credit Facility for the first Advance are conditional upon the Bank having received, in form and substance satisfactory to it, all of the following by 8 November 2010 and in the event that this does not occur the Revolving Credit Facility and the Bank's obligations in relation to the provision of the Revolving Credit Facility shall be cancelled and reduced to zero:

(a)in relation to the Borrower:

(i)a copy, certified by a director of the Borrower (or and officer in the case of the US Guarantor) to be true, complete and up to date, of the memorandum and articles of association, certificate of incorporation and any certificates of incorporation on change of name of the Borrower;

(ii)a copy, certified as aforesaid, of a written resolution of the board of directors of the Borrower at which valid resolutions were adopted approving the Finance Documents to which it is a party and all the other documents relating thereto and authorising a person or persons to sign and deliver (or execute as a deed, if appropriate) the Finance Documents to which it is a party and to sign and deliver or despatch all other such documents, notices or communications to be given by it pursuant to or in connection with such Finance Documents;

(iii)a list of names and specimen signatures, certified as aforesaid, of each of the persons referred to in sub-paragraph (ii) above; and

(iv)a certificate signed by a director of the Borrower stating, inter alia, that the signing and/or execution of the Finance Documents to which it is a party and the exercise of its rights and the performance of its obligations thereunder is within its corporate powers and will not cause any limitation on its borrowing or other powers or on the right of its directors to exercise any such powers (whether contained in its constitutional documentation or in any agreement or instrument or imposed by statute or regulation or otherwise) to be exceeded;

(b)in relation to each Guarantor:

(i)a copy, certified by a Director of the Guarantor (or an officer in the case of the US Guarantor), to be true, complete and up-to date, of the constitutional documentation of the Guarantor together, with respect to the US Guarantor only, with a copy of the US Guarantor's certificate of good standing issued by the secretary of State in the State in which the US Guarantor is formed and dated as of a recent date;

(ii)a copy, certified as aforesaid, of a written resolution of the Board of Directors of the English Guarantor at which valid resolutions were adopted approving the Finance Documents to which it is a party and all of the documents relating thereto and authorising a person or persons to sign and deliver (or execute as a deed, if appropriate) the Finance Documents to which it is a party and to sign and deliver or despatch all other such documents, notices or communications to be given by it pursuant to or in connection with such Finance Documents;

(iii)a list of names and specimen signatures, certified as aforesaid, of each of the persons referred to in sub-paragraph (ii) above; and

(iv)a certificate signed by a Director of any Guarantor (or an officer in the case of the US Guarantor) stating, inter alia, that the signing and/or execution of the Finance Documents to which it is a party and the performance of its obligations thereunder is within its corporate powers and will not cause any limitation upon its borrowing or other powers or on the right of its Directors (or its officers in the case of the US Guarantor) to exercise any such powers (whether contained in its constitutional documentation or in any agreement or instrument or imposed by statute or regulation or otherwise) to be exceeded;

(c)the:

(i)US Guarantee duly executed by the parties thereto; and

(ii)the English Guarantee duly executed by the parties thereto.

(d)evidence that there have been granted (either unconditionally or with such conditions as are acceptable to the Bank) and are in full force and effect, all approvals, registrations, licences and consents necessary for the Borrower and each Guarantor to execute and deliver the Finance Documents to which it is a party and all other documents referred to therein and to perform their respective obligations thereunder;

(e)the Current Account Mandate duly completed by the Borrower, and the Borrower shall have opened its primary operating accounts with the Bank in accordance with the Current Terms and Conditions and otherwise be in compliance with the requirements of Section 11.1(i) hereof;

(f)details of all banking and credit facilities and any similar arrangements provided to the Borrower and each Guarantor by any bank or other financial institution and/or any Guarantor and the terms of and the basis for continuation of such facilities and arrangements to the extent that they are to be maintained following the initial utilisation of the Revolving Credit Facility;

(g)the initial fee payable pursuant to Clause 13.1;

(h) deliver to the Bank the following:

(i)
a deed of release signed by Fortis Commercial Finance Limited and the Borrower confirming the release of all past, present and future liabilities in relation to the debenture in favour of Fortis Commercial Finance Limited dated 7 May 2002, together with the relevant MG02 form completed, signed and dated;

(ii)
a deed of release signed by Fortis Bank SA-NV UK Branch and the Borrower confirming the release of all past, present and future liabilities in relation the legal charge in favour of Fortis Bank SA-NV UK Branch dated 31 May 2005, together with the relevant MG02 form and the Land Registry Form DS1, each completed, signed and dated; and

(iii)
a deed of release signed by Fortis Bank SA-NV UK Branch and the Borrower confirming the release of all past, present and future liabilities in relation to the legal charge in favour of Fortis Bank SA-NV UK Branch dated 23 October 2006, together with the relevant MG02 form and the Land Registry form DS1, each completed, signed and dated;

(i)a note or diagram setting out the legal and beneficial ownership of the Borrower and the Guarantors and the relationship between them (the "Structure Note"); and

(j)such other documents and information as the Bank may reasonably require.

5.	UTILISATION OF THE REVOLVING CREDIT FACILITY

5.1	As to Advances, subject as provided below and to:

(a)with respect to the first Advance only, the conditions set out in Clause 4 having been fulfilled by no later than 11.00 a.m. on the second Business Day preceding the date on which the first Advance is to be made hereunder;

(b)no Event of Default having occurred; and

(c)the Bank having received a Notice of Utilisation by no later than 10.00 a.m. on the Business Day of the proposed date on which the relevant Advance is requested to be made, duly completed and signed by the Borrower and specifying:

(i)the date on which the proposed Advance is to be made (which shall be a Business Day);

(ii)the duration of the Interest Period which shall commence on the date on which the proposed Advance is to be made and end on or before the Final Repayment Date;

(iii)the amount of the proposed Advance, which shall be:

(a)equal to, or less than, the Unutilised Amount on the proposed date on which the Advance is to be made, (adjusted for this purpose, in accordance with Clause 5.2); and

(b)if less than the Unutilised Amount on the date on which the proposed Advance is to be made, a minimum amount of £500,000 or, if more, in integral multiples of £100,000 or such other amount as may be agreed by the Bank, together with evidence showing that such Advance will be used for its agreed purposes in form and substance satisfactory to the Bank,

the Bank shall, upon and subject to the terms and conditions of this Agreement, make available such Advance to the Borrower on the day specified in and in accordance with the Notice of Utilisation, or if such day is not a Business Day on the next succeeding Business Day provided that:

(a)no Advances shall be made available hereunder after the date falling one month prior to the Final Repayment Date and accordingly the obligations of the Bank to make the Revolving Credit Facility available shall be cancelled on such date; and

(b)there shall never be more than 7 Advances made during any calendar month and never be more than 7 Advances in total outstanding at any time.

5.2For the purpose of determining the maximum amount of a proposed Advance, the Unutilised Amount shall be:

(i)increased by the aggregate principal amount of outstanding Advances which will become repayable on or before the date on which the proposed Advance is to be made; and

(ii)reduced to take account of any other Advance to be made on or before the proposed date on which such Advance is to be made and any reduction in the Revolving Credit Facility which it is known will occur during the proposed Interest Period as a result of a reduction in, or cancellation of part of the Revolving Credit Facility pursuant to this Agreement.

6.	INTEREST

6.1	(a)
The rate of interest applicable to each Advance for the Interest Period selected or deemed to be selected for such Advance shall be the rate per annum determined by the Bank to be the aggregate of (i) the Margin, (ii) the Interbank Rate and (iii) the Mandatory Costs Rate; and

(b)Interest on each Advance at the rate aforesaid shall be calculated for the Interest Period for which such Advance was made on the Bank Basis, shall accrue from day to day and be paid on the Repayment Date for such Advance.

6.2
If any sum due and payable by the Borrower hereunder is not paid on the due date therefor or if any sum due and payable by the Borrower under any judgment of any court in connection herewith is not paid on the date of such judgment, such unpaid sum shall bear interest until the obligation of the Borrower to pay any such sum is discharged in full at the rate per annum which is determined by the Bank to be the aggregate of (1) the Margin, (2) whichever is the higher of (a) the aggregate of the Interbank Rate and the Mandatory Costs Rate for such periods as the Bank may reasonably select and (b) the Bank's base rate for advances in Sterling, determined by the Bank in accordance with its established methodology for such currency and (3) three per cent (3%) with such interest being compounded at the end of each period selected by the Bank if such interest is to be calculated by reference to the Interbank Rate or monthly in arrear on the last day of each calendar month if such interest is to be calculated by reference to base rate.

7.	ALTERNATIVE INTEREST RATES

7.1
Notwithstanding anything to the contrary herein contained, if prior to the commencement of any Interest Period or other period selected for or deemed selected for any Advance the Bank shall have determined that:

(a)by reason of circumstances affecting the London Interbank Market adequate and fair means do not exist for ascertaining the Interbank Rate applicable to such Interest Period pursuant to Clause 6.1 or other period pursuant to 6.2;  or

(b)deposits in Sterling are not or will not be available to the Bank in the London Interbank Market in sufficient amounts in the ordinary course of business to fund any Advance for such Interest Period or other period, then the Bank shall as soon as practicable give written notice of such determination or notice to the Borrower.

7.2	In the case of Clause 7.1 if any Advance has not yet been made it shall not be so made subject to the other provisions of this Clause.

7.3
During the period of thirty days from the date of any such notice given pursuant to Clause 7.1 the Bank shall establish (in consultation with the Borrower) an alternative basis (in this Clause  7.3 referred to as the "Substitute Basis") for funding further Advances (including but without limiting the generality hereof, agreeing suitable alternative lengths of Interest Periods and agreeing the fixing of an alternative interest rate to be substituted for the rate which would otherwise have been fixed pursuant to Clause 6).  The Substitute Basis shall reflect all costs to the Bank of making available and maintaining any Advance and the Margin and shall be computed in a manner and for a period as similar to those provided in Clause 6.1 as is reasonably possible.

7.4
If the Bank shall agree such Substitute Basis with the Borrower it shall again be open to the Borrower (subject to all the other terms of this Agreement) to request that Advances be made and the Borrower shall, until the circumstances specified above no longer exist, pay interest on new Advances on such Substitute Basis.  In default of agreement upon a mutually acceptable Substitute Basis within 30 days of the notice referred to in Clause 7.1 the Bank shall be discharged from any obligation to make available further Advances until in the Bank's opinion the circumstances specified above no longer exist.

7.5	The certificates, confirmations and determinations of the Bank as to any of the matters referred to in this Clause 7 shall, save for manifest error, be conclusive and binding on the Borrower.

8.	REPAYMENT

8.1
Subject to the other provisions of this Agreement, each Advance shall be repaid in full by the Borrower to the Bank on its Repayment Date and the Borrower shall ensure that all Advances, together with all interest accrued thereon, are repaid in full on or before the Final Repayment Date.

8.2
If on the date which any Advance is to be made (a "New Advance") the repayment of any outstanding Advance(s) is due to the Bank pursuant to Clause 8.1 (an "Old Advance"), then the Bank shall (without prejudice to the obligations of the Borrower under Clause 8.1) apply the whole or such part of the New Advance in or towards satisfaction of the repayment of the Old Advance pursuant to Clause 8.1.  The Bank shall advise the Borrower of the net amount if any due from one party to the other after the application of funds as aforesaid and such net amount due shall be paid by the Borrower or the Bank, as the case may be, on such date.

8.3	Any amount repaid by the Borrower pursuant to this Clause shall, in accordance with the provisions of this Agreement, be available to be redrawn.

9.	CANCELLATION

9.1
The Borrower may, by giving to the Bank not less than fourteen (14) days prior written notice to expire at any time after the date of this Agreement cancel (without premium or penalty) with effect from the expiry of such notice the whole of the portion of the Revolving Credit Facility which is not then being or will not then be utilised or any part thereof (provided that in the case of any cancellation of part of the Revolving Credit Facility, the part of the Revolving Credit Facility so cancelled shall be a minimum amount of £2,000,000 or, if more, in integral multiples of £1,000,000) in which event the Revolving Credit Facility, and the commitment of the Bank to provide the same shall be cancelled or (as the case may be) appropriately reduced.  If the Borrower shall so cancel the whole or any part of such portion of the Revolving Credit Facility which is not then being or will not then be utilised, then on the date of such cancellation the Borrower shall pay to the Bank any accrued commitment fee on the commitment of the Bank to provide the Revolving Credit Facility so cancelled.  Once notice of cancellation of the whole or any part of the Revolving Credit Facility has been given by the Borrower, it shall not be open to the Borrower to withdraw or revoke such notice or to utilise the whole or any part of the Revolving Credit Facility which is the subject of such notice.

9.2	The Borrower shall not be entitled to cancel any part of the Revolving Credit Facility otherwise than in accordance with this Clause and no amount cancelled may thereafter be utilised.

10.	REPRESENTATIONS AND WARRANTIES

10.1
The Borrower represents and warrants to the Bank on each date that any Advance or other amount remains outstanding, or capable of being made or drawn down, under any of the Finance Documents as follows:

(a)it is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated as a limited liability company and is duly authorised and empowered under the said laws to own its assets and to carry on its business and it has the power to execute, deliver and perform and has taken all necessary corporate action to authorise the execution and delivery of and the performance of its obligations under the Finance Documents to which it is a party and all other documents referred to herein or therein to which it is a party;

(b)each of the Finance Documents to which it is a party has been duly executed on its behalf and constitutes its legal, valid and binding obligations enforceable in accordance with its terms (but excluding clause 1.04.4 of the English Guarantee) and the execution and performance of all of such documents will not breach, conflict with or contravene any provisions of any law, statute, rule, regulation, agreement, indenture, undertaking, memorandum and articles of association or other constitutional documentation or any other instrument binding upon it or on any of its assets or give cause for acceleration of any of its Indebtedness or result in the existence of or oblige it to create any Security Interest over all or any of its present or future revenues, assets or properties;

(c)it is not in material default under any agreement, instrument, arrangement, obligation or duty to which it is a party or by which it is or may be bound and there is no action, litigation, lawsuit or proceeding taking place or pending or threatened against or affecting it before any court, judicial, administrative, arbitral or governmental body or agency which in any such case could have a Material Adverse Effect;

(d)all actions, licences, consents, exemptions and registrations (including, without limitation filings with all governmental or any other regulatory body, authority, bureau or agency and any consents or approvals required for the execution of, or the performance by the Borrower of its obligations under, the Finance Documents to which it is a party) required for the validity and enforceability of the Finance Documents to which it is a party have been obtained and are in full force and effect and any condition contained therein or otherwise applicable thereto has been fulfilled or complied with;

(e)all its obligations and liabilities under the Finance Documents to which it is a party constitute its direct, unconditional and general obligations and rank at least pari passu with all its other present and future Indebtedness and liabilities other than in respect of Permitted Encumbrances;

(f)at the date hereof all the information provided by it, any of its officers or any person on its behalf to the Bank in connection with this Agreement is true and accurate in all material respects and it is not aware of any material facts or circumstances that have not been disclosed to the Bank and which, if disclosed, could adversely affect the decision of a person considering whether or not to provide finance to the Borrower on the terms and subject to the conditions of this Agreement;

(g)its latest audited accounts give a true and fair view of its financial condition as at the date to which such accounts are made up and there has been no material adverse change in its financial condition, business or operations since such date;

(h)it is in compliance with Clause 11.1(d) related to compliance with all applicable laws and regulations, including without limitation compliance with Environmental Laws, and related to obtaining, maintaining and complying with all necessary consents, approvals, authorisations, licences and permits, including without limitation all Environmental Permits, and/or exemptions, and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent that might reasonably be expected to have a Material Adverse Effect;

(i)no claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law (“Environmental Claim”) has been commenced or (to the best of its knowledge and belief having made due and careful enquiry) is threatened against the Borrower where that Environmental Claim, if determined against the Borrower, might reasonably be expected to have a Material Adverse Effect.

(j)it has no subsidiaries or subsidiary undertakings other than those (if any) disclosed in writing to the Bank prior to the date hereof;

(k)there are no Security Interests over or in respect of the whole or any part of its assets other than Permitted Encumbrances, if any; and

(l)no Event of Default has occurred.

11.	COVENANTS AND UNDERTAKINGS

11.1	Positive Covenants:

The Borrower and the English Guarantor each covenant and undertake with the Bank that so long as any Advance or other amount remains outstanding, or capable of being made or drawn down or any liability to the Bank subsists, under any of the Finance Documents it shall:

(a)(i) with respect to the Borrower only ensure that each of its financial years ends on 30th September; and

(ii) with respect to the Borrower, furnish to the Bank as soon as the same become available and in any event within 120 days of the end of each of its financial years a copy of its audited accounts prepared in accordance with generally accepted accounting principles and bases consistently applied, audited by a firm of auditors acceptable to the Bank and representing a true and fair view of its financial position at the date of such accounts and the results of the Borrower's operations for the period ended on such date together with, a certificate confirming that the Borrower is in compliance with the covenant contained in the Financial Covenant Schedule;

(b)with respect to the Borrower only furnish to the Bank within 45 days of the end of each financial quarter a copy of its quarterly management accounts representing a true and fair view of its financial position at the date of such accounts and the results of its operations for the quarter ended on such date to include details satisfactory to the Bank to allow the Bank to assess the financial performance of the Borrower;

(c)promptly furnish to the Bank such additional financial or other information as the Bank may from time to time reasonably require;

(d)comply with all applicable laws (including all Environmental Laws) and regulations of all governmental and regulatory authorities relating to or affecting any of it’s assets and/or its business and will obtain and promptly renew from time to time and comply with the terms of all consents, approvals, authorisations, licences and permits (including all Environmental Permits) and/or exemptions which may be necessary to enable it properly to operate its business and to carry out its obligations under each of the Finance Documents;

(e)with respect to the Borrower only notify the Bank in writing immediately on becoming aware of any Event of Default with a description of any steps which it is taking or considering taking in order to remedy or mitigate the effect of the Event of Default or otherwise in connection with it;

(f)notify the Bank promptly, and in any event within 14 Business Days of its becoming aware of the same, in writing of any litigation or proceeding (including any Environmental Claim) which is commenced, pending or threatened:

(i)in respect of the Borrower, where the litigation concerned could result in a liability, fine or assessment of more than £150,000 on the part of the Borrower or any claim, notice or other communication is served on it in respect of any modification, suspension or revocation of any Environmental Permit; and

(ii)in respect of the English Guarantor, where the litigation concerned could result in a liability, fine or assessment of more than £150,000 on the part of that Guarantor or any claim, notice or other communication is served on it in respect of any modification, suspension or revocation of any Environmental Permit;

(g)ensure that at all times it is able to pay its debts as they fall due and that any obligation owed to any of its creditors is met on the due date therefor or within any applicable originally agreed credit period;

(h) take out and fully maintain insurances for such risks, perils and contingencies and for such amounts and on such terms as are, in each case, normally insured against by prudent persons carrying on the same class (or classes) of business as that carried on by it (including, in any event, cover in respect of loss of profit);

(i)in the case of the Borrower only, open and maintain with the Bank bank accounts, which shall be and at all times shall remain its primary operating accounts,

(j)in the case of the Borrower only, the Borrower shall ensure that the Bank has notification of and an opportunity to pitch for all the Borrower's future banking transactions (including full cash management, foreign exchange, trade services and other services where applicable and if agreed by the Bank) together with the opportunity to process such banking transactions through such operating accounts, including where this would mean that a third party could be obliged to make payments into the Borrower's operating accounts with the Bank from time to time. For the avoidance of doubt the Borrower is not obliged to award future banking transactions to the Bank; and

(k) comply with the financial covenants as required by the Financial Covenants Schedule.

11.2	Negative Covenants

The Borrower and the English Guarantor each covenant and undertake with the Bank that so long as any Advance or other amount remains outstanding, or capable of being made or drawn down or any liability to the Bank subsists, under any of the Finance Documents it shall not:

(a)without the prior written consent of the Bank, create or attempt to create or permit to subsist any Security Interest of any kind, other than any Permitted Encumbrances, over the whole or any part of its respective undertaking, property, assets or revenues;

(b)carry out any business other than the business it presently carries out at the date hereof, nor shall it make or permit any change in the scope or nature of its business or cease to carry on its business;

(c)sell, transfer, assign, lease, charter, lend or otherwise dispose of or part with possession or the ownership of or any interest in any of its property, assets, revenues or undertaking or any part thereof save in the ordinary course of business and shall not enter into or undertake any invoice discounting or factoring arrangements;

(d)issue any shares, debentures or other securities without the prior written consent of the Bank;

(e)enter into banking or other credit facility arrangements of whatsoever nature (except for any Permitted Transaction), other than with the Bank or otherwise incur any Borrowed Money obligations (other than under the Finance Documents or as have been notified to the Bank pursuant to Clause 4.1(f) and approved by the Bank in writing);

(f)acquire, establish or permit to subsist any subsidiary or subsidiary undertaking or acquire any interest in, enter into or form any partnership or joint venture without the prior written consent of the Bank and shall not permit any dormant subsidiary or subsidiary undertaking (as evidenced by filings at Companies House) to carry out any activity or take any action which would result in such subsidiary or subsidiary undertaking ceasing to be dormant;

(g)amend its memorandum or articles of association in any way or amend its accounting reference date without the prior written notification to the Bank;

(h) without the prior written consent of the Bank, sell, transfer, assign or otherwise dispose of any interest in any subsidiary or subsidiary undertaking;

(i)make any loans to, grant credit to, grant indemnities in respect of, or guarantees in support of, or invest in, any third party other than to the Borrower's or the English Guarantor's officers, directors or employees in a combined aggregate amount not to exceed £150,000 for travel, entertainment, relocation and analogous ordinary business expenses or purposes; or

(j)deal with its book or other debts or accounts receivable (however the same shall be described) otherwise than in the ordinary course of getting in and realising the same, which expression shall not include or extend to the selling or assigning or in any other way factoring or discounting of any such debts or accounts receivable or otherwise.

12.	EVENTS OF DEFAULT

12.1	In the event that:

(a)the Borrower shall fail to pay any sum required to be paid under any Finance Document in the case of principal or interest on the due date therefor or in the case of any other payment within 3 Business Days of the due date therefor; or

(b)the Borrower shall default in the due performance or observance of any other covenant, undertaking, condition or provision on its part contained in any Finance Document and such default is not capable of remedy, or if in the opinion of the Bank capable of remedy, shall not have been remedied to the satisfaction of the Bank within 14 Business Days of the earlier of the Bank serving notice on the Borrower requiring the same to be remedied and the Borrower becoming aware of the same; or

(c)any representation, warranty or statement made or deemed to be made by the Borrower in or pursuant to any Finance Document to which it is a party (including in any certificate or notice made or delivered pursuant thereto) and which the Bank considers to be material shall be untrue or incorrect in any material respect when made or repeated or if any event occurs as a result of which any such representation, warranty or statement if repeated at any time hereafter with reference to the facts subsisting at the time of such repetition, would be untrue or incorrect in any material respect; or

(d)any other Borrowed Money exceeding £150,000 in aggregate of the Borrower shall by reason of breach or default become due and payable or capable of being declared due and payable prior to its stated maturity or due date or if any such Borrowed Money is not paid at the maturity thereof or due date therefor (or within any originally stated applicable grace period) or, if payable on demand, is not paid on demand or if the Borrower fails to pay when due any amount payable by it under any present or future guarantee or indemnity in respect of Borrowed Money or if any Security Interest in respect of Borrowed Money created by it becomes enforceable and steps are taken to enforce the same; or

(e)the Borrower becomes insolvent or applies for or consents to or suffers the appointment of a liquidator, administrator, receiver, administrative receiver, encumbrancer, trustee in bankruptcy or similar official of the whole or any part of its assets, business, property, revenues or undertaking or a petition for the appointment of an administrator of the Borrower is presented or the Borrower takes any proceedings under any law, regulation or procedure for adjustment, deferment or rescheduling of its indebtedness or any part thereof or makes or enters into a general assignment or arrangement or composition with or for the benefit of its creditors or a moratorium shall be declared on any of its indebtedness or any creditor of the Borrower exercises a contractual right to take over the financial management of the Borrower (as applicable) or the Borrower is unable to pay its debts as defined in section 123 Insolvency Act 1986 or the Borrower fails generally to pay its debts as and when they fall due or if proceedings are commenced or threatened against the Borrower which, if adversely determined, would result in a liability on the part of the Borrower (as applicable) in excess of £150,000 or any similar event or occurrence shall take place under the laws of any other jurisdiction applicable to the Borrower; or

(f) any judgment or order in an amount exceeding £150,000 made against the Borrower is not stayed or complied with within 30 Business Days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, a material part of the undertakings, assets, rights or revenues of the Borrower and is not discharged within 30 Business Days; or

(g)an order is made or resolution is passed for the winding-up, liquidation or dissolution of the Borrower or analogous proceedings are taken or the Borrower stops or threatens to stop payments generally or the Borrower ceases or threatens to cease to carry on its business or any part thereof or the Borrower merges, consolidates or amalgamates with or into any other company, corporation or entity or there is any change in ownership of any of the issued ordinary shares of the Borrower which results in any single person or group of persons acting in concert (as defined in the City Code on Takeovers and Mergers) acquiring control (as defined in Section 995 of the Income Tax Act 2007) of the Borrower, without the prior written consent of the Bank; or

(h)it becomes unlawful or impossible or contrary to the terms of any consent, authority or other permission for the Borrower to perform or to continue to perform any of its obligations under any of the Finance Documents to which it is a party or if any of such documents ceases to be in full force and effect or ceases to constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with its respective terms; or

 (i)any governmental authority or any person or entity acting or purporting to act under any governmental authority shall have taken any action in order to condemn, seize or appropriate, or to assume custody or control of the Borrower or of all or any substantial part of the property or assets of the Borrower or shall have taken any action to curtail the authority in the overall conduct of its business or operations of the Borrower; or

(j)the audited accounts of the Borrower delivered pursuant to Clause 11.1(a) are qualified to the effect that they do not or may not give a true and fair view of the financial position of the Borrower; or

(k)it becomes unlawful or impossible for any Guarantor to perform or to continue to perform any of its obligations under the Finance Documents to which it is a party or any Guarantor shall default in the due performance or observance of any covenant, undertaking or provision on its part contained in the relevant Guarantee or the security constituted by the relevant Guarantee ceases to be continuing or in full force or effect or any Guarantee shall be terminated or the validity or applicability thereof to any sums due or to become due hereunder is disaffirmed by or on behalf of the relevant Guarantor; or

(l)any Borrowed Money of any Guarantor exceeding £150,000 in aggregate shall by reason of breach or default become due and payable or capable of being declared due and payable prior to its stated maturity or due date therefor or if any such Borrowed Money is not paid at the maturity thereof or due date therefor (or within any originally stated applicable grace period) or, if payable on demand, is not paid on demand or if any Guarantor fails to pay when due any amount payable by it under any present or future guarantee or indemnity in respect of Borrowed Money or if any security interest in respect of Borrowed Money created by it becomes enforceable and steps are taken to enforce the same; or

(m) any other event or series of events shall occur which has or, in the reasonable opinion of the Bank, might reasonably be expected to have a Material Adverse Effect; or

(n)an "Event of Default" (as that term is defined in the US Facility) occurs in respect of the US Facility;

then in any such case and at any time thereafter while such event is continuing, the Bank may by written notice to the Borrower:

(1)declare that the obligations of the Bank to make or, as the case may be, maintain the Advances shall be cancelled, whereupon the same shall be cancelled; and/or

(2)declare the principal amount of and all interest relating to each outstanding Advance and any other sums payable under the Finance Documents to be due and payable, whereupon the same shall become immediately due and payable together with accrued interest thereon to the date of actual payment; and/or

(3)declare that all or any part of the sums referred to in paragraph (2) above shall henceforth be repayable on demand; and/or

(4)direct enforcement of, or take any other action in relation to, the US Guarantee and/or the English Guarantee; and/or

(5)apply the rate of interest referred to in Clause 6.2 to all or any part of the principal amount of each outstanding Advance, any accrued interest and any other sums payable under the Finance Documents; and/or

(6)waive the Event of Default.

13.	FEES AND EXPENSES

13.1	The Borrower will pay to the Bank on the date the Borrower countersigns this letter a fee of £ 12,500 by the date the Revolving Credit Facility becomes available under Clause 5.1.

13.2
The Borrower shall reimburse the Bank promptly on demand (and without prejudice to such obligations and notwithstanding the other provisions of this Agreement authorises the Bank to deduct the same from any account of the Borrower with the Bank from time to time to the extent that any of the following are outstanding) and on a full indemnity basis, for all fees and all expenses (including but not limited to all legal, travel and other out-of-pocket expenses and all VAT thereon) incurred by the Bank in connection with the preparation, negotiation, completion, execution and, where applicable, registration and filing of the Finance Documents and all documents in connection therewith and shall reimburse the Bank for all expenses (including but not limited to management time and all legal, travel and other out-of-pocket expenses and VAT thereon) incurred in connection with granting any waivers under or agreeing amendments to or variations in any of the same or in protecting any of its rights hereunder or thereunder or in suing for or recovering any sums due to it or in the preservation or enforcement of any of its rights hereunder or thereunder.

13.3
The Borrower shall reimburse the Bank on demand in respect of liability to all stamp, registration and other like duties and taxes (including all VAT), if any, in each case payable in connection with the execution, delivery and performance of the Finance Documents and all other documents in connection therewith whether by the Borrower or the Bank or any other party thereto and whether arising as a result of an election or otherwise or in connection with the enforcement of any of the Finance Documents and all such other documents and will indemnify the Bank from any and all liabilities with respect to or resulting from any delay or omission to pay such duties or taxes.

13.4
Upon the occurrence of any Event of Default the Borrower shall reimburse the Bank for any subsequent operating and/or management charges or costs of the Bank relating to the Finance Documents (including the subsequent operation and management of the Revolving Credit Facility), the matters contemplated thereby and the outstanding Advances, as determined by the Bank.

14.	CHANGES IN CIRCUMSTANCES

14.1
If after the date of this Agreement by reason of (1) the introduction of or any change in law or in its interpretation, administration or application and/or (2) compliance with any new request, directive or requirement of whatsoever nature, from or requirement of any central bank or other fiscal, monetary or competent authority (whether or not having the force of law):

(a)there is any increase in the cost to the Bank of agreeing to make, fund or maintain or of making, funding or maintaining all or any part of the Revolving Credit Facility or any Advance or any unpaid sums due to it under any of the Finance Documents;  or

(b)the Bank suffers a reduction in the amount of any payment received or receivable by it or forgoes any interest or other return on or in relation to the Revolving Credit Facility or any Advance or suffers a reduction in return on capital as a result of having entered into any of the Finance Documents and assumed or performed its obligations thereunder; or

(c)the Bank becomes liable to make any payment on or calculated by reference to the amount of any sum received or receivable by it or owed to it under any of the Finance Documents (other than tax on its overall net income or profits), then the Borrower shall from time to time promptly on demand pay to the Bank amounts sufficient to indemnify the Bank against, as the case may be, any such cost, reduction, forgoing or liability provided always and it is hereby agreed that:

(i)the Bank shall promptly notify the Borrower of the happening of such event; and

(ii)at any time after receipt of notice under paragraph (i) and so long as the circumstances giving rise to such cost, reduction, forgoing or liability continue, the Borrower may on giving the Bank not less than five Business Days’ irrevocable notice, cancel the Bank’s obligation to maintain the Revolving Credit Facility (whereupon the Revolving Credit Facility and the Bank's obligations thereunder shall be cancelled and reduced to zero) and repay the whole (but not part only) of all outstanding Advances together with all interest and other sums payable by the Borrower to the Bank pursuant to any of the Finance Documents.

14.2
In the event that by reason of any change in applicable law, regulation or regulatory requirement or in the interpretation or application thereof after the date hereof the Bank shall be of the opinion that it has become unlawful, illegal or otherwise prohibited for the Bank to maintain or give effect to all or any of its obligations as contemplated by any of the Finance Documents, the Bank shall give notice to the Borrower to that effect and thereupon, the liability of the Bank to make or, as the case may be, to maintain the Revolving Credit Facility shall cease, the Revolving Credit Facility and the Bank's obligations in relation thereto shall be cancelled and reduced to zero and the Borrower shall repay to the Bank on or before the latest day (being, if possible, the last Repayment Date of any outstanding Advance) permitted by such law, regulation or regulatory requirement all outstanding Advances, together with all interest and other sums outstanding and/or payable by the Borrower to the Bank pursuant to any of the Finance Documents.

15.	PAYMENTS

15.1
For the purposes of this Agreement, any payment to be made by the Borrower shall be made in Sterling in cleared immediately available funds not later than 11.00 a.m. on the due date to the account of the Bank at Wells Fargo Bank, National Association, London Branch (or to any other account at such bank and place which the Bank may from time to time specify).

15.2	If the United Kingdom at any time participates in Economic and Monetary Union ("EMU") in accordance with Article 109j of the Treaty, then:

15.2.1	any amount expressed to be payable under this Agreement in Sterling shall be made in euros; and

15.2.2
any amount so required to be paid in euros shall be converted from Sterling at the rate stipulated pursuant to Article 109l(4) of the Treaty and payment of the amount in euros derived from such conversion shall discharge the obligation of the relevant party to pay such Sterling amount in accordance with, and subject to, the regulations made pursuant to Article 109l(4).

15.3
If a change in any currency of a country occurs (including those contemplated by Clause 15.2 above) (a "currency change"), this Agreement will be amended to the extent that the Bank specifies to be necessary to reflect the change in currency and to put the Bank in the same position, so far as possible, as it would have been in if no change in currency had occurred.

15.4
Without prejudice to Clause 15.3 above, any references in this Agreement to any convention (whether for the calculation of interest, determination of payment dates or otherwise) will be amended, with effect from or at any time after a currency change, to the extent that the Bank specifies to be necessary, to comply with, or otherwise reflect or accommodate, any generally accepted conventions and market practice applicable to obligations in the relevant currency in the London Interbank Market.

15.5	The Bank shall promptly notify the Borrower of any amendment effected under Clauses 15.3 and 15.4 and any such amendment shall be binding on the Bank and the Borrower.

15.6
Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU legislation, each reference in this Agreement to a minimum amount (or an integral multiple thereof) in a national currency unit to be paid to or by the Bank shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the euro as the Bank may from time to time specify.

15.7
All sums received by the Bank under any of the Finance Documents, whether in respect of principal, interest, fees, costs or otherwise, shall be received in full without any set-off or counter-claim by the Borrower free and clear of and without any deduction or withholding for or on account of any present or future income or other taxes, levies, imposts, duties, charges or withholdings of any nature whatsoever.  In the event that any such deduction or withholding from any payment for the account of the Bank under any of the Finance Documents shall be required or in the event that any payment on or in relation to any amount received by the Bank on account of tax or otherwise shall be required to be made, in each case under any present or future law, directive, regulation or practice, then the Borrower shall forthwith pay to the Bank such additional amounts as will result (after the making of such deduction, withholding or payment) in the receipt and retention by the Bank of the same amount which would otherwise have been received and retained by it pursuant to such Finance Document had no such deduction, withholding or payment been made.

15.8
If any sum becomes due for payment pursuant to any Finance Document on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day unless such Business Day falls in a new calendar month in which event such payment shall be made on the immediately preceding Business Day and the amount of any interest or other fee shall, if not already taken into account, be adjusted accordingly.

15.9
In the case of a partial payment under any Finance Document, the Bank may appropriate such amount in satisfaction of the obligations of the Borrower in such order as it shall in its absolute discretion think fit and any such appropriation shall override any appropriation made by the Borrower or any Guarantor.

15.10
If the Borrower pays any increased amount under Clause 15.7 and the Bank actually receives or is granted a credit against or remission for any income or corporation tax payable by it, the Bank shall, to the extent that it can do so without prejudice to the retention of the full amount of such credit or remission, reimburse to the Borrower such amount of such credit or remission as the Bank shall in its sole opinion have concluded to be applicable to such deduction or withholding.  Nothing herein contained shall affect the right of the Bank to arrange its tax affairs as it thinks fit and in particular, the Bank shall be under no obligation to claim relief from any tax on its corporate profits or similar tax liability in respect of the imposition of such tax and, if the Bank does claim any such relief, it shall be under no obligation to claim the same in priority to any other claims, reliefs, credits or deductions available to it and shall not in any event be obliged to disclose any matter relating to its tax affairs or computations to any person.

15.11
If the Borrower is or becomes bound to pay any increased amount under Clause 15.7 then, so long as such obligation continues, it shall be entitled at any time on giving to the Bank not less than five Business Days’ irrevocable notice to prepay the whole (but not part only) of all outstanding Advances together with all accrued interest and other amounts payable by the Borrower to the Bank pursuant to any of the Finance Documents and to cancel the whole (but not part only) of the Revolving Credit Facility whereupon the Revolving Credit Facility and the Bank's obligations in relation thereto shall be cancelled and reduced to zero.

15.12.	If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Borrower that a Disruption Event has occurred:

 (a)       the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Revolving Credit Facility as the Bank may deem necessary in the circumstances;

(b)the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in clause (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

(c)       any such changes agreed upon by the Bank and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon them as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 19.

16.	INDEMNITIES

16.1
The Borrower shall on demand by the Bank indemnify the Bank for all amounts as the Bank may certify to be necessary to compensate it for all costs, expenses, liabilities and losses sustained or incurred by it as a result of (1) any default in payment by the Borrower of any sum under any of the Finance Documents when due, (2) any failure (by reason of any breach or default of the Borrower) to borrow in accordance with Clause 5, (3) the happening of any Event of Default and/or (4) any repayment or prepayment of any Advance or any part thereof otherwise than in accordance with Clause 8.1 (including in each case but not limited to any losses or expenses sustained or incurred in liquidating or re-deploying deposits from third parties acquired to effect or maintain any amounts paid or carried by the Bank, loss of interest and/or loss of Margin).  The certificate of the Bank as to the aforesaid amounts shall, save for any manifest error, be conclusive.

16.2
Any payment or payments made to the Bank in a currency (the currency in which the relevant payment is being made is hereinafter referred to as the "Relevant Currency") other than the currency in which it is expressed to be due hereunder (the "Due Currency") shall only constitute a discharge to the Borrower to the extent of the Due Currency amount which the Bank is able, on the date or dates of receipt by the Bank of such payment or payments in the Relevant Currency (or, in the case of any such date which is not a Business Day, on the next succeeding Business Day) to purchase with the amounts so received by the Bank on such date or dates.   If the amount of Due Currency which the Bank is so able to purchase falls short of the Due Currency amount originally due to the Bank under this Agreement the Borrower shall immediately reimburse the Bank in the Due Currency any such shortfall and shall indemnify the Bank against any direct loss or damage arising as a result of a failure to make such reimbursement.   This indemnity shall constitute a separate and independent obligation from the other obligations contained in this Agreement.

16.3
The Borrower shall on demand by the Bank indemnify the Bank and any receiver or other similar official appointed by the Bank and their respective officers, employees, agents and delegates (together the "Indemnified Parties") against any cost or expense suffered or incurred by them or any of them which:

(i)arises by virtue of any actual or alleged breach of any Environmental Law (whether by the Borrower, an Indemnified Party or any other person); or

(ii)would not have arisen if this Agreement or the other Finance Documents had not been executed; and

(iii)was not caused by the negligence or wilful default of the relevant Indemnified Party.

17.	SET-OFF

The Borrower hereby authorises the Bank to apply any credit balance (whether matured or unmatured) to which it is entitled on any of its accounts with the Bank in or towards satisfaction of any sum due to the Bank by the Borrower under any of the Finance Documents.  For this purpose, the Bank is hereby authorised in the name of the Borrower to do all acts (including breaking time deposits and purchasing one currency with another) and to sign all documents as may be required to effect such application.  The Bank shall not be obliged to exercise any right conferred or acknowledged by this Clause 17 and nothing expressed or implied in any of the Finance Documents shall in any way affect any rights which the Bank may have under applicable law.

18.	ACCOUNTS AND CERTIFICATES

18.1
The Bank shall open and maintain on its books in accordance with its normal practice a loan account evidencing the amounts from time to time advanced by and owing to it hereunder which loan account shall be prima facie evidence of such amounts.

18.2
Each certificate issued and determination made by the Bank under this Agreement of a rate of interest, calculation of fees, costs, expenses, liabilities, losses or otherwise shall, in the absence of manifest error, be conclusive.

19.	AMENDMENTS AND WAIVERS

Any amendment, waiver or consent by the Bank pursuant to this Agreement must be in writing and may be given subject to any conditions thought fit by the Bank.  Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.  No delay or omission of the Bank in exercising any right, power or privilege under any of the Finance Documents shall operate to impair such right, power or privilege or be construed as a waiver thereof and any single or partial exercise of any such right, power or privilege shall not preclude any other or future exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided under any of the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

20.	ASSIGNMENT

20.1	This Agreement shall be binding upon and enure for the benefit of the Borrower, the Bank and their respective successors.

20.2	The Borrower shall not assign or transfer any of its rights and/or obligations under any of the Finance Documents.

20.3
The Bank at any time may transfer all or any part of its rights, benefits and obligations under the Finance Documents by assigning to any one or more other banks (each of which is hereinafter in this Clause 20 called an "Assignee Bank") all or any part of the Bank’s rights and benefits thereunder provided that (1) the Bank shall consult with the Borrower prior to any such transfer, (2) such Assignee Bank shall agree to perform that percentage of the Bank’s obligations hereunder as corresponds to that percentage of the Bank’s rights and benefits so assigned to the Assignee Bank and (3) such Assignee Bank shall, by delivery of such undertaking or agreement as the Bank may approve, have become bound by the terms of the Finance Documents, and in such circumstances the Bank may, if it so determines, act as agent for itself and the Assignee Bank for the purposes of the Finance Documents subject to receipt of appropriate indemnities and the Assignee Bank and the Borrower entering into such appropriate documentation with the Bank as the Bank may require.  Notice of any such transfer shall promptly be given to the Borrower and the Borrower shall execute such documents as the Bank shall require in order to give effect to any such transfer.  For this purpose and for the purpose of entering into any contractual arrangements with any person in relation to the Revolving Credit Facility or any matters contemplated by this Agreement the Bank may disclose to a potential Assignee Bank or any such person such information about the Borrower and its assets and condition as the Borrower shall have made available to the Bank hereunder or as shall be known to the Bank otherwise howsoever.

20.4
If the Bank transfers its right, benefits and obligations under the Finance Documents as provided in Clause 20.3, all references in the Finance Documents to the Bank shall thereafter be construed as references to the Bank and its Assignee Bank(s) to the extent of their respective participations, if any, and the Borrower shall thereafter look only to the Assignee Bank(s) (to the exclusion of the Bank) in respect of that proportion of the Bank’s obligations hereunder as corresponds to such Assignee Bank’s respective participation therein and accordingly such Bank’s maximum liability hereunder shall be appropriately reduced and the Assignee Bank shall proportionately assume a maximum liability equivalent to such reduction in such Bank’s maximum liability.

21.	NOTICES

21.1
Save as otherwise provided herein, each notice, request, demand or other communication to be given or made under this Agreement shall be given in writing delivered personally or by letter by first class mail, or facsimile to the address or facsimile number of the addressee set out below:

(1)in the case of the Bank, if by facsimile to it at 0207 929 4645 and if delivered personally or by letter to it at London Branch, 1 Plantation Place, 30 Fenchurch Street, London, EC3M 3BD, in each case marked for the attention of Loans Administration Team Ian King;

(2)in the case of the Borrower, if by facsimile to it at 01963 351161 and if delivered personally or by letter to it at Centaur House, Torbay Road, Castle Cary, Somerset, BA7 7EU, in each case marked for the attention of Adam Wiszniewski, Finance Director, or at any other numbers or addresses or marked for the attention of such other person as the parties hereto may from time to time notify to each other.

21.2
Any notice, request, demand or other communication to be given or made under this Agreement shall be deemed to have been delivered, in the case of any notice, request, demand or other communication given or made by personal delivery or facsimile, on delivery to the correct address or on despatch to the correct facsimile number unless delivered or despatched outside normal business hours when it shall be deemed to be delivered or despatched on the next Business Day and, in the case of any notice, request, demand or other communication given or made by letter, two Business Days after being posted by first class mail, provided that each Notice of Utilisation and any notice given to the Bank pursuant to Clause 6.2 shall only be effective when received by the Bank.

22.	PARTIAL INVALIDITY

In the case that one or more of the provisions contained in this Agreement should prove to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

23.	APPLICABLE LAW

23.1	The law of England is the law applicable to this Agreement.
23.2
For the exclusive benefit of the Bank, the Borrower and the English Guarantor irrevocably agree that the courts of England are to have jurisdiction to hear and settle any dispute, suit, action or proceeding which arises out of or in connection with this Agreement (together in this Clause 23 referred to as "Proceedings") save that nothing contained in this Clause 23 shall limit the right of the Bank to take Proceedings against the Borrower or any Guarantor in any other court of competent jurisdiction.  The Borrower and the English Guarantor irrevocably agree only to bring Proceedings in the courts of England.

23.3	The Borrower and English Guarantor irrevocably waive:

(a)any right it may have to the trial by jury of Proceedings in any such court as is referred to in this Clause 23;

(b)any objection which it may have now or hereafter to the commencement, or to the venue, of any Proceedings in any such court; and

(c)any claim that any such proceedings should be brought in a more convenient forum,

and further irrevocably agrees that a judgment in any Proceedings brought in any competent court shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

23.4
The provisions of clause 23.2 shall not prevent the Bank from taking Proceedings in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

23.5The Borrower and the English Guarantor agree that any legal process issued in England in any Proceedings against the Borrower or its assets or the English Guarantor and any of their assets shall be sufficiently served on the Borrower or the English Guarantor (as applicable) if delivered to it its principal place of business in England or such other address in England as the Borrower or the English Guarantor (as applicable) may have notified to the Bank for such purpose. If at any time the Borrower or the English Guarantor ceases to have an office located in England, the Borrower or the English Guarantor (as applicable) shall promptly appoint an agent for service of process in respect of Proceedings in England acceptable to the Bank for this purpose, having an address for service of process in England, and shall promptly notify the Bank accordingly.  Failing such appointment within seven days after being required by the Bank to make the same, the Bank shall be irrevocably authorised to appoint any person, on such person’s standard or usual terms for acceptance of such an appointment (if any), on behalf of the Borrower or the English Guarantor (as applicable).  By way of security, the Borrower and the English Guarantor hereby irrevocably appoints the Bank as its attorney to effect any such appointment.

Wells Fargo Bank, National Association ("WFBNA") is a national banking association organised under the laws of the United States with its head office at 420 Montgomery Street, San Francisco, CA 94104, USA. WFBNA is registered with the U.S. Office of the Comptroller of the Currency under charter number 1. WFBNA is registered with the UK’s Companies House under number FC026633 and is authorised and regulated in the UK by the Financial Services Authority.

Please confirm your agreement to and acceptance of the terms and conditions set out above on the attached copy of this letter.  The offer of the Revolving Credit Facility shall lapse and shall be deemed to have been withdrawn if the Borrower and the English Guarantor do not agree and accept the terms hereof within 10 Business Days of the date of this letter.

Yours faithfully,

/s/ Gillian White
For and on behalf of
WELLS FARGO BANK, NATIONAL ASSOCIATION,
LONDON BRANCH
as Bank

We hereby acknowledge our agreement to and acceptance of the terms and conditions set out in the letter of which the above is a true copy.

/s/ Mary Pat Thompson
duly authorised for and on behalf of
CENTAUR SERVICES LIMITED as Borrower

/s/ Mary Pat Thompson
duly authorised for and on behalf of
LABPAK LIMITED as the English Guarantor

- -

SCHEDULE A

FINANCIAL COVENANTS

Covenant

The Borrower shall ensure that its Tangible Net Worth shall not at any time be less than £3,000,000.

"Tangible Net Worth" means the aggregate of the amounts paid-up or credited as paid-up on the Borrower’s issued share capital and the amount of the capital and revenue reserves of the Borrower (including any share premium account, merger reserve, capital redemption reserve, revaluation reserve and retained earnings) and any credit balance on the Borrower’s profit and loss account all as shown by the relevant accounts of the Borrower delivered pursuant to this Agreement from time to time but after:

(i)deducting any debit balance on such profit and loss account;

(ii)deducting any amount shown in respect of goodwill (including goodwill arising on consolidation), patents, trade marks, copyrights, brands, research and development expenditure and other intangible assets;

(iii)deducting any amounts distributed or proposed to be distributed out of the profits accrued prior to the date of such accounts to the extent that such distribution is not provided for therein;

(iv)excluding any sums set aside or otherwise reserved or provided for losses, taxation or expenses;

(v)excluding any amounts as in the opinion of the auditors of the Borrower for the time being are attributable to any write ups of fixed assets in the books of the Borrower made after the date hereof; and

(vi)making such adjustments to reflect any variations which shall have occurred since the date of such accounts:

(a)in the amounts paid up or credited as paid up on the issued share capital of the Borrower (including any share premium account, merger reserve, capital redemption reserve, revaluation reserve and retained earnings);

(b)to reflect any changes in generally accepted accounting principles and bases and the application of standards and practices since then as may be appropriate in the opinion of the auditors for the time being of the Borrower; and

(c)by deducting any amounts of goodwill arising as a result of acquisitions and/or other transactions effected by the Borrower since such date.

SCHEDULE B

Notice of Utilisation

[On the headed notepaper of Centaur Services Limited]

To:Wells Fargo Bank, National Association, London Branch
1 Plantation Place,
30 Fenchurch Street
London EC3M 3BD

Dear Sirs,

1.We refer to the facility agreement (as from time to time amended, varied, novated or supplemented) (the "Facility Agreement") dated                  2010 and made between Centaur Services Limited as Borrower and Wells Fargo Bank, National Association, London Branch as Bank.  Terms used herein shall have the meanings ascribed to them in the Facility Agreement unless the context otherwise requires.

2.We hereby give you notice that, pursuant to the Facility Agreement and on [date of proposed Advance], we wish to draw an Advance in the principal amount of
[ ] (£[ ]) for an Interest Period of [ ] upon the terms and subject to the conditions contained therein.

3.We hereby certify that the Advance is to be used for the purposes set out in Clause 2 of the Facility Agreement.

4.The Advance should be credited to the account of [specify account(s) into which such amount is to be transferred] for value on [date of proposed drawdown].

5.We confirm that, at the date hereof, the representations and warranties set out in Clause 10 of the Facility Agreement are true and no Event of Default has occurred.

Yours faithfully,

......................................
for and on behalf of
Centaur Services Limited